UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (date of earliest event reported): December 12, 2008

LIBERTY MEDIA CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	001-33982	84-1288730
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

12300 Liberty Blvd.

Englewood, Colorado 80112

(Address of principal executive offices and zip code)

Registrant’s telephone number, including area code: (720) 875-5400

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02(e)                               Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers; Compensatory Arrangements of Certain Officers.

On December 12, 2008, the Compensation Committee (the “Committee”) of our board of directors determined to modify our employment arrangements with John C. Malone, Chairman of the Board, to permit Mr. Malone to begin receiving payments in 2009 in satisfaction of our obligations to him under two deferred compensation plans and a salary continuation plan.  Under one of the deferred compensation plans (the “8% Plan”), compensation has been deferred by Mr. Malone since January 1, 1993 and accrues interest at the rate of 8% per annum compounded annually from the applicable date of deferral.  The amount owed to Mr. Malone under the 8% Plan currently aggregates approximately $2.4 million.  Under the second plan (the “13% Plan”), compensation was deferred by Mr. Malone from 1982 until December 31, 1992 and accrues interest at the rate of 13% per annum compounded annually from the applicable date of deferral.  The amount owed to Mr. Malone under the 13% Plan currently aggregates approximately $20 million.  Both deferred compensation plans provide for payment of the amounts owed to him in 240 monthly installments beginning upon termination of his employment. Under his  salary continuation plan, Mr. Malone would have been entitled to receive $15,000 (increased at the rate of 12% per annum compounded annually from January 1, 1988 to the date of the first payment, the “Base Amount”) per month for 240 months beginning upon termination of his employment.  The amount owed to Mr. Malone under the salary continuation plan aggregates approximately $39 million. There is no further accrual of interest under the salary continuation plan once payments have begun.

The Committee has determined to modify all three plans to begin making payments to Mr. Malone in 2009, while he remains employed by the company.  By commencing payments under the salary continuation plan, interest will cease to accrue on the Base Amount.  As a result of these modifications, and assuming the first payment is made at the beginning of February of 2009, Mr. Malone will receive 240 equal monthly installments as follows:  (1) approximately $20,000 under the 8% Plan, (2) approximately $237,000 under the 13% Plan; and (3) approximately $164,000 under the salary continuation plan.

The Committee also approved certain immaterial amendments to Mr. Malone’s employment agreement intended to comply with Section 409A of the Internal Revenue Code.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: December 18, 2008

LIBERTY MEDIA CORPORATION

By:	/s/ Charles Y. Tanabe
	Name:	Charles Y. Tanabe
	Title:	Executive Vice President and General
Counsel